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As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-123450

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

PRE-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHWESTERN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-0172280
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

125 S. Dakota Avenue
Sioux Falls, South Dakota 57104
(605) 978-2908
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael J. Hanson
President and Chief Executive Officer
NorthWestern Corporation
125 S. Dakota Avenue
Sioux Falls, South Dakota 57104
(605) 978-2908

with a copy to:
 Mark S. Weitz, Esq.
Leonard, Street and Deinard Professional Association
150 South Fifth Street, Suite 2300
Minneapolis, Minnesota 55402
(612) 335-1500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value per share	18,438,574(1)	$31.39(2)	$5,046,884(2)	$594.00

Common Stock Purchase Warrants	1,643,013	—	—	— (3)

(1)
The number of shares of common stock indicated includes shares owned beneficially and of record by the selling stockholders on the date hereof and additional shares of common stock which may be issued to such selling stockholders upon exercise of outstanding warrants also owned beneficially and of record by such selling stockholders on the date hereof. The number of shares of common stock indicated also includes additional shares of common stock which may be issued after the date hereof to such selling stockholders pursuant to our plan of reorganization. We originally filed this registration statement covering 18,277,794 shares of our common stock. By this Pre-Effective Amendment No. 2, we are including an additional 160,780 shares of our common stock.
(2)
In connection with the original filing of this Registration Statement, we paid a registration fee of $59,085.00. The Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee reflected above are calculated only with respect to the additional shares of our common stock being registered hereby. Estimated solely for the purpose of calculating such additional registration fee. Computed in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the common stock on July 14, 2005 as reported on the Nasdaq National Market System.
(3)
Pursuant to Rule 457(g) under the Securities Act, no registration fee is required for the warrants since the shares of common stock underlying the warrants are being registered hereby.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 15, 2005

Prospectus

16,795,561 Shares of Common Stock

1,643,013 Common Stock Purchase Warrants

NorthWestern Corporation

This prospectus relates to:

  •
  the resale of 12,979,714 shares of our common stock owned by the selling stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of warrants outstanding and owned beneficially and of record on the date hereof by the selling stockholders;

  •
  the resale of 1,643,013 common stock purchase warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof;

  •
  the issuance of shares of our common stock upon exercise of the warrants; and

  •
  up to an aggregate of 3,815,847 additional shares of our common stock that may be issued in the future to the selling stockholders pursuant to our plan of reorganization.

        We will not receive any of the proceeds from the resale of the warrants or the resale of the shares of common stock, including the resale of the shares of common stock issuable upon exercise of the warrants. We will, however, receive proceeds from the exercise of the warrants. Each warrant, if exercised prior to any further adjustment in the exercise price, will entitle the holder thereof to receive one share of our common stock at an exercise price of $28.04 per share. Therefore, if all of the outstanding warrants registered hereby are exercised, we will issue an aggregate of 1,643,013 shares of our common stock and we will receive aggregate proceeds of approximately $46.1 million. See "Use of Proceeds."

        Our common stock is quoted on the Nasdaq National Market under the ticker symbol "NWEC." The last reported sale price of our common stock on July 14, 2005 was $31.28 per share. The warrants are quoted on the Nasdaq National Market under the ticker symbol "NWECW." The last reported sale price of the warrants on July 14, 2005 was $4.30 per share.

        This investment involves significant risks. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

i

PROSPECTUS SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the accompanying notes which are incorporated by reference in this prospectus. Except as otherwise indicated or required by context, references to "we," "us," "our," "our company," "NorthWestern" and similar references refer to NorthWestern Corporation and our subsidiaries.

Our Company

        NorthWestern Corporation, doing business as Northwestern Energy, is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 617,000 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923. In addition, on February 15, 2002, we acquired electricity and natural gas transmission and distribution assets and natural gas storage assets in Montana.

        In 2002, our financial condition was significantly and negatively affected by the poor performance of our nonenergy businesses, in combination with our significant indebtedness. In early 2003, we unsuccessfully attempted to refinance, reduce and extend the maturities of our debt. On September 14, 2003, we filed a voluntary petition for relief under the provisions of Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, which we refer to as the Bankruptcy Court. On October 19, 2004, the Bankruptcy Court entered an order confirming our Second Amended and Restated Plan of Reorganization dated August 18, 2004, which we refer to as the Plan, and the Plan became effective on November 1, 2004. We use the term "Predecessor Company" to refer to NorthWestern prior to our emergence from bankruptcy, which includes our operations through October 31, 2004. We use the term "Successor Company" to refer to NorthWestern after our emergence from bankruptcy, which includes our operations beginning on November 1, 2004.

        We were incorporated in Delaware in November 1923. Our principal office is located at 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104 and our telephone number is (605) 978-2908. We maintain an internet site at http://www.northwesternenergy.com, which contains information concerning us and our subsidiaries. Our internet Website and those of our subsidiaries and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Our Reorganization

        The Bankruptcy Court entered a written order confirming the Plan on October 19, 2004, and the Plan became effective on November 1, 2004. The consummation of the Plan resulted in, among other things, a new capital structure, the satisfaction or disposition of various types of claims against the Predecessor Company, the assumption or rejection of certain contracts, and the establishment of a new board of directors. In general, the terms of the Plan provided for the following:

  •
  holders of our senior unsecured notes (Class 7 claimants) received 28.3 million shares of new common stock in exchange for $898.3 million in allowed claims;

  •
  holders of trust preferred securities, or TOPrS, issued by four of our subsidiary trusts (Class 8(a) claimants) received 2.3 million shares of new common stock and three-year warrants for an additional 4.4 million shares of common stock in exchange for $321.1 million in allowed claims;

  •
  holders of quarterly income preferred securities issued by one of our subsidiary trusts (Class 8(b) claimants) were allowed to select either of the following:

  •
  receive a pro rata share of .5 million shares of new common stock, plus warrants with the same terms as the warrants distributed to the TOPrS, in exchange for their claims, including any litigation claims, or

  •
  continue the litigation against us generally referred to as the QUIPs Litigation and receive a distribution based on a Class 9 claim, if any, based only upon final resolution of the QUIPs Litigation;

  •
  we established a reserve of approximately 4.4 million shares of common stock from the shares allocated to holders of our trade vendor claims in excess of $20,000 (Class 9 claimants) and holders of senior unsecured notes; the shares held in this reserve will be distributed pro rata to holders of allowed trade vendor and general unsecured claims in excess of $20,000, and may be used to resolve various outstanding litigation matters, such as the QUIPs Litigation, certain litigation with PPL Montana and other unliquidated litigation claims;

  •
  secured debt was not impaired and has been reinstated; and

  •
  common stock existing prior to November 1, 2004 was cancelled, with no distributions to prior shareholders.

        As noted above, a portion of the common shares issued upon emergence were set aside to fund a disputed claims reserve for the satisfaction of certain general unsecured claims that were disputed claims as of the effective date of the Plan. Under the terms of the Plan, to the extent such claims are resolved post-emergence, the claimants will receive shares from the reserve on the same basis as if the claim had been settled upon emergence, therefore the allowed claim will be reduced to the same recovery percentage as other creditors in the same class. If excess shares remain in the reserve after satisfaction of all obligations, such amounts would be reallocated to the Class 7 and Class 9 claimants. We have surrendered control over the common stock provided and the shares reserve is administered by our transfer agent, therefore we recognized the issuance of the common stock upon emergence.

        We filed several motions to terminate various nonqualified benefit plans and individual supplemental retirement contracts with estimated allowed claims of approximately $17 million. All liabilities associated with these plans and contracts have been removed from our balance sheet based on our expectation that these claims will be settled through the shares from the reserve established for Class 9 claimants. Some of the participants in those plans and individual supplemental retirement contracts have objected to the Bankruptcy Court's jurisdiction to terminate such plans and/or contracts. On May 4, 2005, the Bankruptcy Court determined that it did not have jurisdiction to consider our motion to terminate some of these contracts. We have filed a notice of appeal of the May 4, 2005 ruling. We may have to reestablish the liabilities on our balance sheet and recognize a loss in the Successor Company operations if we are not successful with such appeal or in defending any related litigation.

Fresh-Start Reporting

        In connection with our emergence from Chapter 11, we reflected the terms of the Plan in our consolidated financial statements as of the close of business on October 31, 2004, applying fresh-start reporting under Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. Upon applying fresh-start reporting, a new reporting entity (the Successor Company) is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. The reported historical financial statements of the Predecessor Company for periods ended prior to November 1, 2004 generally are not comparable to those of the Successor Company. Reorganization items as shown in our results of operations reflects the impact of continuing costs incurred related to our reorganization since we filed for protection under Chapter 11 and the impact of the fresh-start reporting adjustments.

        To facilitate the calculation of the enterprise value of the Successor Company as defined in SOP 90-7, we developed a set of financial projections and engaged an independent financial advisor to assist in the determination. The enterprise value was determined using various valuation methods, including

  •
  reviewing historical financial information;

  •
  comparing us and our projected performance to the market values of comparable companies;

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  performing industry precedent transaction analysis; and

  •
  considering certain economic and industry information relevant to the operating business.

        The estimated enterprise value is highly dependent upon achieving the future financial results set forth in the projections and is necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. The resulting enterprise value was calculated to be within an approximate range of $1.415 billion to $1.585 billion. We selected the midpoint value of the range, $1.5 billion, as the enterprise value. This value is consistent with the voting creditors' and Bankruptcy Court approval of our Plan.

Recent Developments

        On June 24, 2004, we reached an agreement in principle with the creditors committee of Netexit, Inc. (f/k/a Expanets, Inc.) on a bankruptcy liquidation plan. Netexit, a subsidiary of ours, filed for Chapter 11 bankruptcy protection with the U.S. Bankruptcy Court for the District of Delaware on May 4, 2004.

        According to terms of the agreement in principle:

  •
  We will receive an initial distribution of $20 million in cash for our allowed claims upon the effective date of confirming an amended and restated plan of reorganization and disclosure statement to be filed with the bankruptcy court.

  •
  A reserve of an additional $5 million will be set aside through the amended plan for an additional distribution to us after distributions are made on other allowed unsecured claims.

  •
  A reserve of up to $22.9 million will be set aside through the amended plan for payment of allowed non-NorthWestern unsecured claims, with distribution to occur only after all such unsecured claims are resolved. Any remaining cash from this reserve, which is not paid out to other allowed unsecured claims, will be paid to us.

  •
  $8 million will be paid on the effective date of the plan to securities class action claimants to satisfy a $20 million allowed liquidated claim provided to former NorthWestern shareholders in a previously announced court-approved settlement. Based on the terms of the securities settlement, we expect to recognize an additional pre-tax loss on discontinued operations of approximately $8 million during the second quarter of 2005.

  •
  After distributions are made to allowed unsecured, administrative and priority claims, any remaining Netexit estate funds will be paid to us at the filing of a motion to close the bankruptcy proceeding.

Risk Factors

        Investing in our securities involves significant risks. You should carefully read the section entitled "Risk Factors" beginning on page 4 for an explanation of these risks before investing in our securities.

The Offering

        This prospectus relates to:

  •
  the resale of 12,979,714 shares of our common stock owned by the selling stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of warrants outstanding and owned beneficially and of record on the date hereof by the selling stockholders;

  •
  the resale of 1,643,013 common stock purchase warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof;

  •
  the issuance of shares of our common stock upon exercise of the warrants; and

  •
  up to an aggregate of 3,815,847 additional shares of our common stock that may be issued in the future to the selling stockholders pursuant to our plan of reorganization.

Use of Proceeds

        We will not receive any of the proceeds from the resale of the warrants or the resale of the shares of common stock, including the resale of the shares of common stock issuable upon exercise of the warrants. We will, however, receive proceeds from the exercise of the warrants. Each warrant, if exercised prior to any further adjustment in the exercise price, will entitle the holder thereof to receive one share of our common stock at an exercise price of $28.04 per share. Therefore, if all of the outstanding warrants registered hereby are exercised, we will issue an aggregate 1,643,013 shares of our common stock and we will receive aggregate proceeds of approximately $46.1 million. See "Use of Proceeds."

Nasdaq National Market Symbols

        Our common stock is quoted on the Nasdaq National Market under the ticker symbol "NWEC." The warrants are quoted on the Nasdaq National Market under the ticker symbol "NWECW."

RISK FACTORS

        You should carefully consider the following risk factors and all of the other information contained in, or incorporated by reference in, this prospectus before purchasing our securities. Investing in our securities involves a high degree of risk. Any of the following risks could materially harm our business and could result in a complete loss of your investment.

Bankruptcy-Related Risks

Parties objecting to confirmation of our plan of reorganization have appealed the order confirming our plan of reorganization and have challenged the confirmation through litigation

        On October 22, 2004, Magten Asset Management Corporation (Magten) filed a motion with the Bankruptcy Court seeking a stay of the confirmation order pending resolution of its appeal of such order, which notice of appeal was filed on October 25, 2004. On October 25, 2004, the Bankruptcy Court denied Magten's motion for a stay. Thereafter, Magten requested that the United States District Court for the District of Delaware impose a stay of the effectiveness of the confirmation order pending resolution of Magten's appeal. On October 29, 2004, the Delaware District Court denied Magten's motion for a stay. The appeal has now been docketed with the District Court and a briefing schedule has been issued. In March 2005, we moved to dismiss Magten's appeal of the confirmation order on equitable mootness grounds. Although we will vigorously prosecute the motion to dismiss the appeal and defend against the appeal, we cannot currently predict the impact or resolution of Magten's appeal of the confirmation order.

        On April 15, 2005, Magten and Law Debenture Trust Company of New York (Law Debenture) filed an adversary complaint in the Bankruptcy Court against us, Gary Drook, Michael Hanson, Brian Bird, Thomas Knapp and Roger Schrum alleging that we and former and current officers committed fraud by failing to include sufficient stock in the Class 9 reserve for payment of unsecured claims, and requesting, among other relief, that the confirmation order be revoked and set aside. On June 11, 2005 we and the other defendants moved to dismiss or stay the adversary complaint. Although we will vigorously prosecute the motion to dismiss or stay the complaint, we cannot predict the impact or resolution of Magten's and Law Debenture's complaint.

We have incurred and will continue to incur significant costs associated with the Chapter 11 proceedings, which may adversely affect our results of operations and cash flows

        We have incurred and will continue to incur significant costs associated with the Chapter 11 proceedings. These costs, which are being expensed as incurred, are expected to have an adverse effect on our results of operations and cash flows. Although our plan of reorganization has been successfully consummated and we have emerged from bankruptcy, we expect to continue to incur significant costs in connection with the steps necessary to close the bankruptcy case which include, among other things, resolution of remaining unsecured claims, administration of the claim reserve, coordination with the Plan Committee and the resolution of the appeal and certain pending litigation.

Claims that were not discharged in the bankruptcy proceeding, and to the extent certain claimants did not receive proper notice of the claim bar date, such claims could have a material adverse effect on our results of operations and profitability

        Although most claims made against us prior to the date of our bankruptcy filing were satisfied and discharged in accordance with the terms of our plan of reorganization or in connection with settlement agreements that were approved by the Bankruptcy Court prior to consummation of our plan of reorganization, certain claims, such as environmental claims, that were not discharged or settled may have a material adverse effect on our results of operations and profitability.

        Claims made against us prior to the date of the bankruptcy filing might not be discharged if the claimant had no notice of the bankruptcy filing. In addition, in other bankruptcy cases, states have challenged whether their claims could be discharged in a federal bankruptcy proceeding if they never made an appearance in the case. This issue has not been finally settled by the U.S. Supreme Court.

        Upon consummation of our plan of reorganization, we established a reserve of approximately 4.4 million shares of common stock from the shares allocated to holders of our trade vendor claims in excess of $20,000 and holders of senior unsecured notes. The shares held in this reserve may be used to resolve various outstanding unsecured claims and unliquidated litigation claims, as these claims were not discharged upon consummation of our plan of reorganization. If these claims ultimately exceed the reserve, then such claimants could request the bankruptcy court to amend our plan of reorganization to allow for payment of the claims in excess of the reserve.

        We filed several motions to terminate various nonqualified benefit plans and individual supplemental retirement contracts with estimated allowed claims of approximately $17 million. All liabilities associated with these plans and contracts have been removed from our balance sheet based on our expectation that these claims will be settled through the shares from the reserve established for Class 9 claimants. Some of the participants in those plans and individual supplemental retirement contracts have objected to the Bankruptcy Court's jurisdiction to terminate such plans and/or contracts. On May 4, 2005, the Bankruptcy Court determined that it did not have jurisdiction to consider our motion to terminate some of these contracts. We have filed a notice of appeal of the May 4, 2005 ruling. We may have to reestablish some of these liabilities on our balance sheet and recognize a loss in the Successor Company operations if we are not successful with such appeal or in defending any related litigation.

Certain of our prepetition creditors received NorthWestern common stock pursuant to our plan of reorganization and have the ability to influence certain aspects of our business operations

        Under our plan of reorganization, holders of certain claims received distributions of shares of our common stock. Harbert Distressed Investment Master Fund, Ltd., which we refer to as Harbert, one of the selling stockholders listed in this prospectus, is affiliated with or manages funds which, based on the most recent information made available to us, collectively received more than 20% of our new common stock. Harbert could acquire additional claims or shares, or divest claims or shares in the future. Our prepetition senior unsecured noteholders, trade vendors with claims in excess of $20,000 and holders of our trust preferred securities and our quarterly income preferred securities received, collectively, approximately 9% of our new common stock. Other than Harbert, we are not aware of any other entity that owns or controls 10% or more of our common stock distributed upon emergence pursuant to our plan of reorganization.

        If any holders of a significant number of the shares of our common stock were to act as a group, then such holders could be in a position to control the outcome of actions requiring stockholder approval, such as an amendment to our certificate of incorporation, the authorization of additional shares of capital stock, and any merger, consolidation, or sale of all or substantially all of our assets, and could prevent or cause a change of control of NorthWestern.

Risks Relating to Our Business

We are one of several defendants in the McGreevey litigation, a class action lawsuit brought in connection with the sale of generating and energy-related assets by The Montana Power Company. If we do not successfully resolve this lawsuit, the insurance coverage does not pay for any damages for which we are found liable, or our indemnification claims against Touch America Holdings, Inc. cannot be enforced and reimbursed, then our business will be harmed and there will be a material adverse impact on our financial condition

        We are one of several defendants in a class action lawsuit entitled McGreevey, et al. v. The Montana Power Company, et al., now pending in federal court in Montana. The lawsuit, which was filed by the former shareholders of The Montana Power Company (many of whom became shareholders of Touch America Holdings, Inc. as a result of a corporate reorganization of The Montana Power Company), claims that the disposition of various generating and energy-related assets by The Montana Power Company was void because of the failure to obtain shareholder approval for the transactions. Plaintiffs thus seek to reverse those transactions, or receive fair value for their stock as of late 2001, when plaintiffs claim shareholder approval should have been sought. NorthWestern is named as a defendant due to the fact that we purchased the unit membership interest of Montana Power, LLC, which the plaintiffs claim is a successor to The Montana Power Company. On July 10, 2004, we and the other insureds under the applicable directors and officers liability insurance policies along with the plaintiffs in the McGreevey case, plaintiffs in the In Re Touch America Holdings, Inc. Securities Litigation and the Touch America Creditors Committee reached a tentative settlement as a result of mediation. Among the terms of the tentative settlement, we, our wholly owned subsidiary CFB, and other parties will be released from all claims in this case, the plaintiffs in McGreevey will dismiss their claims against the third party purchasers of the generation assets and non-regulated energy assets of Montana Power Company, including PPL Montana, and a settlement fund in the amount of $67 million (all of which will be contributed by the former Montana Power Company directors and officers liability insurance carriers) will be established. The settlement is subject to the occurrence of several conditions, including approval of the proposed settlement by the Bankruptcy Court in our bankruptcy proceeding, approval of the Touch America bankruptcy court, and approval of the proposed settlement by the federal District Court for the District of Montana, where the class action is pending. Plaintiffs in the McGreevey class action have filed a motion for approval of the settlement. On April 29, 2005 the Federal District Court in Montana denied the plaintiffs' motion for preliminary approval of the proposed settlement without prejudice and ordered the parties to work out their differences and present a global settlement agreement in 60 days; otherwise, the court will order the parties to resume trial preparations. The parties have requested additional time to reach a final settlement agreement. In the event the parties do not reach a global settlement agreement, a settlement is not approved or it does not take effect for any other reason, we cannot predict the ultimate outcome of this litigation, but we intend to vigorously defend against this lawsuit. The Bankruptcy Court entered an order permitting the plaintiffs in McGreevey to file a fraudulent conveyance action against us if we were not able to consummate the settlement; however, it is not certain that the plaintiffs could pursue such action post emergence. We cannot currently predict the impact or resolution of this litigation or reasonably estimate a range of possible loss, which could be material, and the resolution of these lawsuits may harm our business and have a material adverse impact on our financial condition.

We are a defendant in litigation related to our quarterly income preferred securities, which litigation is related to the transfer of certain assets to NorthWestern from our subsidiary, CFB. Certain current and former officers of CFB are defendants in a lawsuit related to the same transfer of assets. Our business could be harmed and there could be a material adverse impact on our financial condition if we do not successfully resolve the lawsuit

        Certain creditors and parties-in-interest have initiated legal action against us related to the transfer of the assets and liabilities comprising our Montana utility operations from CFB to NorthWestern, and seek the removal of such assets from our estate or the imposition of a constructive trust for the benefit of such creditors. This litigation currently is stayed pending termination of the appeal of the order confirming our plan of reorganization filed by Magten. This litigation could adversely affect our business, results of operations, our financial condition and our ability to continue normal operations.

We are the subject of a formal investigation by the SEC relating to the restatement of our 2002 quarterly financial statements and other accounting and financial reporting matters. If the investigation was to result in a regulatory proceeding or action against us, then our business and financial condition could be harmed

        In December 2003, the SEC notified NorthWestern that the SEC had issued a formal order of private investigation and subsequently subpoenaed documents from NorthWestern and affiliated companies NorthWestern Communications Solutions, Expanets and Blue Dot. This development followed the SEC's requests for information made in connection with the previously disclosed SEC informal inquiry into questions regarding the restatements and other accounting and financial reporting matters. Since December 2003, we have periodically received and continue to receive subpoenas from the SEC requesting documents and testimony from employees regarding these matters. The SEC investigation will continue, and while no claims have been filed, any claims alleging violations of federal securities laws made by the SEC may not be discharged pursuant to our plan of reorganization.

        In addition, certain of our former directors and several employees of NorthWestern and our subsidiary affiliates have been interviewed by representatives of the Federal Bureau of Investigation concerning certain of the allegations made in the class action securities and derivative litigation matters. We have not been advised that NorthWestern is the subject of any FBI investigation. We understand that the FBI and the Internal Revenue Service have contacted former employees of ours or our subsidiaries. As of the date hereof, we are not aware of any other governmental inquiry or investigation related to these matters.

        We are cooperating with the SEC's investigation and intend to cooperate with the FBI and IRS if we are contacted in connection with any investigation. We cannot predict whether or not any other governmental inquiry or investigation will be commenced. We cannot predict when the SEC's investigation will be completed or its outcome. If the SEC determines that we have violated federal securities laws and institutes civil enforcement proceedings against us, then we may face sanctions, including, but not limited to, monetary penalties and injunctive relief and any monetary liability incurred by us may be material to our financial position or results of operations.

We are subject to extensive governmental regulations that affect our industry and our operations. Existing and changed regulations and possible deregulation have the potential to impose significant costs, increase competition and change rates which could have a material adverse effect on our results of operations and financial condition

        Our operations and the operations of our subsidiary entities are subject to extensive federal, state and local laws and regulations concerning taxes, service areas, tariffs, rates, issuances of securities, employment, occupational health and safety, protection of the environment and other matters. In addition, we are required to obtain and comply with a wide variety of licenses, permits and other approvals in order to operate our facilities. In the course of complying with these requirements, we may incur significant costs. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. In addition, existing regulations may be revised or reinterpreted, new laws, regulations, and interpretations thereof may be adopted or become applicable to us or our facilities and future changes in laws and regulations may have a detrimental effect on our business.

        Our utility businesses are regulated by certain state commissions. As a result, these commissions have the ability to review the regulated utility's books and records. This ability to review our books and records could result in prospective negative adjustments to our rates.

        The United States electric utility and natural gas industries are currently experiencing increasing competitive pressures as a result of consumer demands, technological advances, deregulation, greater availability of natural gas-fired generation and other factors. Competition for various aspects of electric and natural gas services is being introduced throughout the country that will open these markets to new providers of some or all of traditional electric utility and natural gas services. Competition is likely to result in the further unbundling of electric utility and natural gas services as has occurred in Montana for electricity and Montana, South Dakota and Nebraska for natural gas. Separate markets may emerge for generation, transmission, distribution, meter reading, billing and other services currently provided by electric utility and natural gas providers as a bundled service. As a result, significant additional competitors could become active in the generation, transmission and distribution segments of our industry.

We are currently subject to limited regulation under the Public Utility Holding Company Act of 1935, as amended (PUHCA); however, we may become subject to additional PUHCA requirements if certain of our 10% shareholders or other shareholders are not deemed to be "exempt" holding companies under PUHCA. Complying with additional PUHCA requirements could make it more difficult for us to enter into financing arrangements, conduct nonutility lines of business or acquire other businesses or assets

        We are subject to limited regulation under PUHCA, because more than 20% of our voting stock (following the distribution under the approved bankruptcy plan) is currently held by Harbert or its affiliates. Harbert has applied for status as an "exempt" holding company, under Section 3(a)(4) of PUHCA, on the basis that it is only temporarily a holding company. In its application for exempt status, Harbert has represented that it will reduce its holdings below 10% within 3 years from its initial filing in November 2004 and it will not take an active role in our management. Pending action by the SEC on its application (and assuming that the application was filed in good faith and the relevant facts have not changed), Harbert is statutorily entitled to exempt status upon its filing. As a result of Harbert's holdings and the Harbert application having been filed, we are a "subsidiary" of an "exempt holding company," and are subject to Section 9 of PUHCA, but are not otherwise subject to the act. The Company is itself not a utility holding company, because all of its utility operations are conducted at the parent level.

        Attorneys for Magten have recently sent a letter advising us that Law Debenture has filed a Protest and Request for Hearing (Protest) regarding Harbert's application. The Protest contends that Harbert is not properly within the terms of the exemption as a "temporary" company, because it set out to acquire the NorthWestern interests, and the acquisition was not incidental to debts otherwise owed, and that in any event, Harbert has controlled and influenced our management and board to such an extent that Harbert's application should be denied and it should be subject to regulation as a holding company. In that letter, attorneys for Magten also allege that any sale of NorthWestern to a third party may be voidable, a breach of the fiduciary duty of the directors, and otherwise subject to challenge by Magten, and they allege what we believe are unsubstantiated violations of federal securities laws by us. We cannot predict what impact Magten's actions will have on the SEC's consideration Harbert's PUHCA application.

        Under PUHCA, the SEC does not regulate rates and charges for the sale or distribution of gas or electricity, but it does regulate the structure, financing, lines of business and internal transactions of public utility holding companies and their system companies. If Harbert were denied an exemption, or if other entities became holders of more than 10% of our voting stock either individually or as a group acting together, and were not otherwise exempt from PUHCA, we would be subject to additional requirements under PUHCA, including requirements for SEC approval before issuing securities, entering into financing arrangements, entering or continuing lines of business not necessary or appropriate to our utility businesses, or acquiring other utility assets or businesses. Under PUHCA, transactions which should have been subject to SEC approval, but for which SEC approval was not obtained, are voidable under certain circumstances, even where a third party has entered into the transaction. Under Section 3 of PUHCA, an exemption is statutorily in effect so long as an application for the exemption was filed in good faith, and has not been denied by the SEC. Transactions occurring during the pendency of an application would be voidable only if the SEC denied the application, and there were a final determination that the application had not been filed in good faith, such that the statutory grant of the exemption during the pendency was not applicable.

        There are proposals to repeal PUHCA in the energy bills pending before Congress. Such proposals have been made in the last several years, and while each house has passed a bill to repeal PUHCA,

final agreement on a single bill has not occurred. Such broader legislation, including repeal of PUHCA, has been considered in prior years, but we cannot predict when or whether both houses will agree on a single bill.

Our obligation to supply a minimum annual quantity of qualifying facility (QF) power to the Montana default supply could expose us to material commodity price risk if we are required to supply any quantity deficiency during a time of commodity price volatility

        As part of the Stipulation and Settlement with the MPSC and other parties in the Tier II Docket, we agreed to supply the default supply with a certain minimum amount of QF power at an agreed upon price per megawatt. To the extent the supplied QF power for any year did not reach the minimum quantity set forth in the settlement, we are obligated to secure the quantity deficiency from other sources. Since we own no material generation in Montana, the anticipated source for any quantity deficiency is the wholesale market which, in turn, would subject us to commodity price volatility. Our understanding of the Stipulation and Settlement was that the quantity deficiency could be filled by us at any time during the measurement year. To the extent this interpretation is not supported by a regulatory ruling or we experience commodity price volatility during the period we replenish the quantity deficiency, our results of operations could be adversely affected.

Our electric and natural gas distribution systems are subject to municipal condemnation

        The government of each of the municipalities in which we provide electric or natural gas service has the right to condemn our facilities in that community and to establish a municipal utility distribution system to serve customers by use of such facilities, subject to the approval of the voters of the community and the payment to NorthWestern of fair market value for our facilities, including compensation for the cancellation of our service rights. If we lose a material portion of our distribution systems to municipal condemnation, our results of operations and financial condition could be harmed because we may not be able to replace or repurchase income generating assets in a timely manner, if at all.

Seasonal and quarterly fluctuations of our business could adversely affect our results of operations and financial condition

        Our electric and natural gas utility business is seasonal and weather patterns can have a material impact on their financial performance. Demand for electricity is often greater in the summer and winter months associated with cooling and heating. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our market areas, and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. Accordingly, our operations have historically generated less revenues and income when weather conditions are milder in the winter and cooler in the summer. In the event that we experience unusually mild winters or cool summers in the future, our results of operations and financial condition could be adversely affected. In addition, exceptionally hot summer weather or unusually cold winter weather could add significantly to working capital needs to fund higher than normal supply purchases to meet customer demand for electricity and natural gas.

To the extent our incurred supply costs are deemed imprudent by the applicable state regulatory commissions, we could under-recover our costs, which would adversely impact our results of operations

        Our wholesale costs for electricity and natural gas are recovered through various pass-through mechanisms in each of the states we serve. The rates are established based upon projected market prices or contract obligations. As these variables change, we adjust our rates through our monthly trackers. To the extent our adjusted rate is deemed imprudent by the applicable state regulatory commissions, we could under-recover our costs, which would adversely impact our results of operations.

While the tracker mechanisms are designed to allow a timely recovery of prudently incurred costs, a rapid increase in commodity costs may also create a temporary, material under-recovery situation. As a result, we may not be able to immediately pass on to our retail customers rapid increases in our energy supply costs, which could reduce our liquidity.

        We do not own any natural gas reserves and do not own a material amount of electric generation assets to service our Montana operations. As a result, we are required to procure our entire natural gas supply and substantially all of our Montana electricity supply pursuant to contracts with third-party suppliers. In light of this reliance on third-party suppliers, we are exposed to certain risks in the event a third-party supplier is unable to satisfy its contractual obligation. If this occurred, we might be required to purchase gas and electricity supply requirements in the energy markets, which may not be on commercially reasonable terms, if at all. If prices were higher in the energy markets, it could result in a temporary material under-recovery that would reduce our liquidity.

Our internal controls and procedures related to regulated and unregulated energy procurement need to be improved and if we are unable to correct identified material weaknesses in our internal controls, there is more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected

        As reported in our Annual Report on Form 10-K/A as of December 31, 2004, we identified various deficiencies related to the accounting for regulated and unregulated energy commodity procurement, which were assessed to be a material weakness in our internal control over financial reporting. These control deficiencies included:

  •
  weak segregation of duties among front-, mid-, and back office functions;

  •
  responsibilities between regulated and unregulated front office employees were not appropriately defined and assigned; and

  •
  certain transactions were not properly evaluated in a timely manner as to the appropriate accounting treatment.

If we are unable to address these deficiencies and correct our material weakness in a timely manner, we have risk that regulated and unregulated energy supply transactions are not properly authorized, evaluated, recorded or disclosed. This could result in unexpected losses associated with unauthorized regulated and unregulated energy procurement transactions, which could adversely impact our liquidity and results of operations. Accordingly, there is more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected.

Our utility business is subject to extensive environmental laws and regulations and potential environmental liabilities, which could result in significant costs and liabilities

        Our utility business is subject to extensive laws and regulations imposed by federal, state and local government authorities in the ordinary course of operations with regard to the environment, including environmental laws and regulations relating to air and water quality, solid waste disposal and other environmental considerations. We believe that we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial position or results of operations. However, possible future developments, such as the promulgation of more stringent environmental laws and regulations, the Environmental Protection Agency's enforcement initiatives under Section 114(a) of the Clean Air Act and the timing of future enforcement proceedings that may be taken by environmental authorities could affect the costs and the manner in which we conduct our business and could cause us to make substantial additional capital expenditures. There is no assurance that we would be able to recover these increased costs from our customers or that our business, financial condition and results of operations would not be materially adversely affected.

        Many of these environmental laws and regulations create permit and license requirements and provide for substantial civil and criminal fines which, if imposed, could result in material costs or liabilities. We cannot predict with certainty the occurrence of a private tort allegation or government claim for damages associated with specific environmental conditions. We may be required to make significant expenditures in connection with the investigation and remediation of alleged or actual spills, personal injury or property damage claims, and the repair, upgrade or expansion of our facilities in order to meet future requirements and obligations under environmental laws.

        Environmental laws and regulations require us to incur certain costs, which could be substantial, to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment. Governmental regulations establishing environmental protection standards are continually evolving, and, therefore, the character, scope, cost and availability of the measures we may be required to take to ensure compliance with evolving laws or regulations cannot be predicted. Our range of exposure for environmental remediation obligations is estimated to be $45.3 million to $84.1 million. We had an environmental reserve of $45.3 million at March 31, 2005. This reserve was established in anticipation of future remediation activities at our various environmental sites and does not factor in any exposure to us arising from new regulations, private tort actions or government claims for damages allegedly associated with specific environmental conditions. These environmental liabilities will continue and any claims with respect to environmental liabilities will not be extinguished pursuant to our plan of reorganization. To the extent that our environmental liabilities are greater than our reserves or we are unsuccessful in recovering anticipated insurance proceeds under the relevant policies or recovering a material portion of remediation costs in our rates, our results of operations and financial condition could be adversely affected.

The loss of our investment grade credit ratings has impacted our borrowing costs and liquidity, and we expect that our non-investment grade status will continue to affect our cash flows

        Upon emergence from bankruptcy, we were assigned a non-investment grade credit rating. Our current non-investment grade ratings have impacted our borrowing costs. In addition, we continue to either prepay or post collateral in the form of cash and letters of credit to support our operations. We also began payment of quarterly dividends on our common stock in the first quarter of 2005, which may delay our ability to achieve an investment grade rating for our debt securities. While we are working to resolve many of the concerns cited by the credit rating agencies, we cannot assure you that our credit ratings will improve in the foreseeable future.

Our ability to access the capital markets is dependent on our ability to obtain certain regulatory approvals and the covenants contained in our debt instruments

        We may need to continue to support working capital and capital expenditures, and to refinance maturing debt, through external financing. Often, we must obtain federal and certain state regulatory approvals in order to borrow money or to issue securities and therefore will be dependent on the federal and state regulatory authorities to issue favorable orders in a timely manner to permit us to finance our operations. We cannot assure you that these regulatory entities will issue such orders or that such orders will be issued on a timely basis. In addition, our new credit facility and the indenture governing the notes limit us from incurring additional indebtedness.

If we are unable to successfully sell our noncore assets or wind-down operations of certain subsidiaries, then the amount of proceeds we receive from such sales could be significantly less than anticipated

        As part of our efforts to restructure our business, we are attempting to divest our Montana First Megawatts (MMI) generation project in Montana and wind-down operations of Netexit and Blue Dot. If the sales prices for such assets are less than anticipated, or we encounter unexpected liabilities, such as costs relating to the wind-down of operations, including termination of benefit plans and payment of other liabilities, then our liquidity could be adversely affected. Further, we cannot assure you that we will be able to consummate such asset sales or that any asset sales will be at or greater than the current net book value of such assets.

        Our subsidiary, Netexit, sold substantially all of its assets to Avaya Inc. In order to wind-down its affairs in an orderly manner, Netexit and its subsidiaries filed for bankruptcy protection on May 4, 2004. Pending the resolution of open claims to Netexit creditors, the proceeds from the sale remain at Netexit and distributions to NorthWestern could be delayed until the ultimate effective date of the liquidating plan of reorganization. On June 24, 2005 Netexit reached a settlement with the creditors committee and certain creditors of a liquidating plan of reorganization. The parties anticipate filing the agreed to plan and disclosure statement by the end of July 2005. In the event the Bankruptcy Court does not approve the agreed to plan and disclosure statement, there are potential additional losses related to the resolution of filed claims, and other factors beyond our control, such claims and factors could affect the amount of proceeds we receive as distributions from Netexit. Additionally, Netexit's creditors committee has indicated that NorthWestern's claims against Netexit may be subject to avoidance under operative provisions of the Bankruptcy Code. In the event the Bankruptcy Court does not approve the agreed to plan and disclosure statement, we intend to vigorously defend against any efforts to invalidate or subordinate our claims against Netexit, but we cannot currently predict the resolution of any litigation with respect to the validity of NorthWestern's claims against Netexit.

We may receive, respond to and not pursue, as appropriate, unsolicited indications of interest, proposals or offers to acquire us or some or all of our assets, and if not pursued, our stockholders would not be able to obtain any premium for their shares of common stock offered in the proposed transaction

        We have in the past received and from time to time may receive in the future unsolicited indications of interest, proposals or offers to acquire us or some or all of our assets. We are not soliciting offers from prospective buyers. As we have stated on prior occasions, as a public company, we may receive such indications of interest, proposals or offers, and if we do, we will evaluate them and respond as appropriate. There can be no assurance that we will pursue any such indication of interest, proposal or offer, and we reserve the right not to pursue any acquisition of us or any of our assets as determined by our Board of Directors. As a consequence of any decision not to pursue an acquisition of us, our stockholders would not be able to sell or exchange their shares of common stock at any premium offered by the prospective buyer in the proposed transaction. As a matter of policy, we will not comment on or provide market updates as to the status of any indications of interest, proposals or offers we may receive from time to time, or the course of discussions with any prospective buyers, nor will we comment upon any rumors with regard to any possible sale.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and certain documents incorporated by reference herein contain certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements that are not historical facts included or incorporated by reference herein are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "plans," "projects," "intends," "expects" or similar expressions. These statements include, among others, statements regarding our expected financial condition, business, financing plans, strategies, prospects, revenues, working capital, sources of liquidity, capital needs, interests costs and income.

        Forward-looking statements are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the items summarized below. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

Factors Relating to Our Bankruptcy

  •
  our ability to obtain and maintain normal terms with vendors and service providers;

  •
  the potential adverse impact of our Chapter 11 case on our liquidity or results of operations;

  •
  our ability to fund and execute our business plan;

  •
  the potential adverse impact of the Netexit Chapter 11 case on our liquidity;

  •
  our ability to avoid or mitigate an adverse ruling as to Magten's appeal of the order confirming our plan of reorganization and its appeal of the order approving the memorandum of understanding to settle our securities class action litigation and Magten's and Law Debenture's adversary complaint filed April 15, 2005 seeking, among other relief, to revoke the Order confirming our plan of reorganization;

  •
  our ability to avoid or mitigate an adverse judgment against us in that certain lawsuit seeking to recover assets or damages on behalf of Clark Fork and Blackfoot, LLC, one of our subsidiaries which we refer to as CFB, filed by Magten and Law Debenture, which we refer to as the QUIPs Litigation;

  •
  our ability to avoid or mitigate an adverse judgment against us in that pending litigation styled as McGreevey et al. v. The Montana Power Company, the shareholder class action lawsuit relating to the disposition of the generating and energy related assets by the entity formerly known as The Montana Power Company, excluding our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company entity, which has been settled pending approval by the Bankruptcy Court, the bankruptcy court in the Touch America Holdings, Inc. proceedings, and the U.S. District Court in Montana where the litigation is pending; and

  •
  our ability to avoid or mitigate an adverse judgment against us in pending other shareholder and derivative litigation or any additional litigation and regulatory action, including the formal investigation initiated by the SEC, in connection with the restatement of the Predecessor Company's 2002 quarterly financial statements and other accounting and financial reporting matters, any of which could have a material adverse effect on our liquidity, results of operations and financial condition.

General Factors

  •
  unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

  •
  unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

  •
  adverse changes in general economic and competitive conditions in our service territories;

  •
  potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition;

  •
  increases in interest rates, which will increase our cost of borrowing; and

  •
  our ability to improve and maintain an effective internal control structure.

        We have attempted to identify, in context, certain of the factors that we believe may cause actual future experience and results to differ materially from our current expectation regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the uncertainties described under the caption "Risk Factors" beginning on page 5.

        We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

        We will not receive any of the proceeds from the resale of the warrants or the resale of the shares of common stock, including the resale of the shares of common stock issuable upon exercise of the warrants. We will, however, receive proceeds from the exercise of the warrants. Each warrant, if exercised prior to any adjustment in the exercise price, will entitle the holder thereof to receive one share of our common stock at an exercise price of $28.04 per share. Therefore, if all of the outstanding warrants registered hereby are exercised, we will issue an aggregate 1,643,013 shares of our common stock and we will receive aggregate proceeds of approximately $46.1 million. Any proceeds we receive upon exercise of the warrants, of which we can provide no assurance, will be used by us for general working capital purposes.

SELLING STOCKHOLDERS

        The following table sets forth, as of July 15, 2005, certain information known to us with respect to each selling stockholder for whom we are registering for resale warrants and shares of our common stock. This prospectus also covers the issuance of shares of our common stock upon exercise of the warrants. All shares of our common stock and the warrants listed below were issued to the selling stockholders in connection with our reorganization, as described above. Pursuant to section 7.5 of our Second Amended and Restated Plan of Reorganization, a disputed claims reserve was established, which currently holds 3,815,847 shares of undistributed common stock. The disputed claims reserve was established for the purpose of resolving disputed Class 9 unsecured claims. Any shares of common stock in the disputed claims reserve not distributed to allowed Class 9 claimholders, which we refer to as the unreleased stock, will be distributed to the selling stockholders and Class 9 claimants, pro rata, according to their respective allowed claims in our bankruptcy proceeding, following final resolution of all disputed Class 9 claims. At this time, because of the pending claims resolutions process, we do not know if there will be any unreleased stock and if there is any unreleased stock, when it will be distributed. To the extent that additional shares of our common stock are issued to the selling stockholders listed below pursuant to our plan of reorganization, we will file supplements to this prospectus reflecting such additional issuances and the revised ownership of the selling stockholders.

        The selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of the warrants or shares of our common stock since the date on which information in the table was provided to us. Information about the selling stockholders may change over time.

        Because the selling stockholders may from time to time offer some or all of their warrants, shares of our common stock issuable upon exercise of the warrants or shares of our common stock currently held, we cannot estimate the number of warrants or shares of our common stock that will be held by the selling stockholders upon termination of any particular offering by such selling stockholder. See "Plan of Distribution."

Selling Stockholder	Shares of Common Stock Beneficially Owned Before Sale Under This Prospectus(1)	Warrants Beneficially Owned Before Sale Under This Prospectus	Percentage of Warrants Beneficially Owned Before Sale Under This Prospectus(2)	Percentage of Shares of Common Stock Owned Before Sale Under This Prospectus(3)
Drawbridge OSO Securities LLC(4)	570,576	—	—	1.6%

Drawbridge Global Opportunities LLC(4)	546,338	—	—	1.5%

Drawbridge DSO Securities LLC(4)	806,750	25,255	*	2.3%

Mutual Shares Fund(5)	711,831	—	—	2.0%

Mutual Qualified Fund(5)	306,642	—	—	*	%

Mutual Beacon Fund(5)	389,255	—	—	1.09%

Mutual Discovery Fund(5)	322,840	—	—	*	%

Mutual Shares Securities Fund(5)	110,383	—	—	*	%

Mutual Discovery Securities Fund(5)	18,132	—	—	*	%

Mutual Beacon Fund (Canada)(5)	14,175	—	—	*	%

Mutual Discovery Fund (Canada)(5)	759	—	—	*	%

Franklin Mutual Beacon Fund(5)	29,868	—	—	*	%

Franklin Mutual Shares Fund(5)	758	—	—	*	%

Harbert Distressed Investment Master Fund, Ltd.(7)	8,718,535	1,502,986	32.5%	27.5%

Alpha US Sub Fund VI, LLC(7)	113,227	22,381	*	*	%

SOF Investments, L.P.(6)	1,470,113	—	—	5.3%

*
Indicates an amount less than 1%.

(1)
Includes shares of our common stock issuable upon exercise of the warrants. Does not include additional shares potentially issuable pursuant to our plan of reorganization.

(2)
As of July 15, 2005, there were 4,619,603 warrants outstanding.

(3)
Includes, where appropriate, shares of our common issuable upon exercise of the warrants being registered hereby. As of July 15, 2005, there were 35,611,720 shares of our common stock outstanding.

(4)
Fortress Investment Group LLC ("Fortress") advises us of the following: Fortress indirectly controls various affiliated investment advisers, which manage various funds that own the shares and, where applicable, the warrants being registered hereby. Drawbridge DSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund LP ("Special Opportunities LP"). Drawbridge Special Opportunities GP LLC ("Special Opportunities GP") is the general partner of Special Opportunities LP. Fortress Principal Investment Holdings II LLC ("FPIH II") is the sole managing member of Special Opportunities GP. Drawbridge OSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund Ltd. ("Special Opportunities Ltd."). Pursuant to a management agreement, Drawbridge Special Opportunities Advisors LLC ("Special Opportunities Advisors") is the manager of both Special Opportunities LP and Special Opportunities Ltd. Drawbridge Global Opportunities LLC is a wholly-owned subsidiary of Drawbridge Global Macro Master Fund Ltd. ("Global Macro Master"), which is wholly-owned by Drawbridge Global Macro Fund LP ("Global Macro LP") and Drawbridge Global Macro Fund Ltd. ("Global Macro Ltd.") Drawbridge Global Macro GP LLC ("Global Macro GP") is the general partner of Global Macro LP. FPIH II is the sole managing member of Global Macro GP. Pursuant to a management agreement, Drawbridge Global Macro Advisors LLC ("Global Macro Advisors") is the manager of both Global Macro LP and Global Macro Ltd. Fortress is the sole managing member of both Special Opportunities Advisors and Global Macro Advisors. Fortress is a wholly-owned subsidiary of Fortress Investment Holdings LLC ("FIH"), an entity which is owned by Peter L. Briger, Jr., Wesley R Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz. By virtue of their ownership interest in FIH, each of these individuals may be deemed to beneficially own the shares listed as beneficially owned by the selling stockholders. Each of these individuals disclaims beneficial ownership of such shares. Fortress further advises us that none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer, and that none of the selling stockholders currently own any of our securities, other than the securities being registered hereby.

(5)
Franklin Mutual Advisers, LLC ("FMA") advises us of the following: FMA is the investment advisor to each of these funds. Pursuant to advisory contracts with these funds, FMA has investment and voting discretion over the securities beneficially owned by these funds. However, FMA has no economic interest in any of the investments which it manages on behalf of these funds. Each of the Mutual Shares Fund, the Mutual Qualified Fund, the Mutual Beacon Fund and the Mutual Discovery Fund is a separate mutual fund comprising part of Franklin Mutual Series Fund Inc., a Maryland Corporation. Although these funds share the same board of directors, each fund is considered from a tax and accounting perspective to be a separate entity. Each fund has its own assets, liabilities and its own shareholders, primarily consisting of U.S. residents or citizens. No shareholder is known to beneficially own 5% of any of these funds. Each of the Mutual Shares Securities Fund and the Mutual Discovery Securities Fund is a separate mutual fund comprising part of Franklin Templeton Variable

  Insurance Products Trust, a Massachusetts business trust. Although these funds share the same board of trustees, each fund is considered from a tax and accounting perspective to be a separate entity. Each fund has its own assets and liabilities and each is owned by one or more insurance companies on behalf of their respective annuity holders. Each of the Mutual Beacon Fund (Canada) and the Mutual Discovery Fund (Canada) is an Ontario (Canada) mutual fund trust whose shareholders are Canadian citizens or residents. The Franklin Mutual Beacon Fund is a mutual fund comprising part of Franklin Templeton Investment Funds, a Luxembourg investment company. Its shareholders are limited to non-U.S. residents or citizens. The Franklin Mutual Shares Fund is a mutual fund comprising part of Franklin Templeton Funds, a UK umbrella open-ended investment company. Its shareholders are limited to non-U.S. residents or citizens. FMA further advises us that none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer, and that none of selling stockholders currently owns our securities, other than those being registered hereby.

(6)
SOF Investments, L.P. ("SOF") advises us of the following: As of the date hereof, SOF was the record and beneficial owner of 1,870,267 shares of our common stock. MSD Capital, L.P., a Delaware limited partnership ("MSD"), is the general partner of SOF, and therefore may be deemed to be the indirect beneficial owner of the shares. Glenn R. Fuhrman and John C. Phelan, each of whom is employed by MSD, make voting and investment decisions from time-to-time. MSD Capital Management LLC ("MCM"), is the general partner of MSD, and therefore may also be deemed to be the indirect beneficial owner of the shares. Each of these entities and individuals, by virtue of their relationship, may be deemed to share voting and investment power with respect to these shares with SOF. SOF further advises us that is not a registered broker-dealer, nor an affiliate of a registered broker-dealer. SOF also advises us that it currently owns none of our securities, other than the common shares being registered hereby.

(7)
Harbert Distressed Investment Master Fund, Ltd. ("Master Fund") and Alpha US Sub Fund VI, LLC ("Alpha") (Master Fund and Alpha being collectively referred to herein as "Harbert") advises us of the following: Master Fund is managed by HMC Distressed Investment Offshore Manager, L.L.C., its sole investment manager ("HMC Management"). Philip Falcone, a member of HMC Management, acts as the portfolio manager of Master Fund and is the portfolio manager of Alpha. HMC Investors, L.L.C. ("HMC Investors") is the managing member of HMC Management. HMC Investors is controlled by its members, including Raymond J. Harbert and Michael D. Luce. HMC Management may be deemed to beneficially own the securities owned directly by Master Fund, but disclaims beneficial ownership of such securities except to the extent of its pecuniary interest in such securities. HMC Investors, Philip Falcone, Raymond J. Harbert and Michael D. Luce may be deemed to beneficially own the securities owned directly by Master Fund and Alpha, but disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests in such securities. Master Fund and Alpha may be deemed affiliates of HMC Investments, Inc., a registered broker-dealer. Master Fund and Alpha purchased the securities registered hereby in the ordinary course of business, and at the time of the purchase of the securities to be resold, Master Fund and Alpha had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Harbert further advises us that the selling stockholders currently own none of our equity securities, other than the securities being registered hereby.

PLAN OF DISTRIBUTION

        This prospectus relates to:

  •
  the resale of 12,979,714 shares of our common stock owned by the selling stockholders beneficially and of record on the date hereof, including the resale of shares of our common stock issuable upon exercise of warrants outstanding and owned beneficially and of record on the date hereof by the selling stockholders;

  •
  the resale of 1,643,013 common stock purchase warrants outstanding and owned beneficially and of record by the selling stockholders on the date hereof;

  •
  the issuance of shares of our common stock upon exercise of the warrants; and

  •
  up to an aggregate of 3,815,847 additional shares of our common stock that may be issued in the future to the selling stockholders pursuant to our plan of reorganization.

        As used in this prospectus, "selling stockholders" includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling securities received from a named selling stockholder after the date of this prospectus.

        We will pay for all costs, expenses and fees in connection with the registration of the securities covered by this prospectus. The selling stockholders will pay for all selling discounts and commissions, if any.

        The selling stockholders may offer and sell their securities from time to time in one or more of the following types of transactions (including block transactions):

  •
  on any national exchange on which the securities are listed or any automatic quotation system through which the securities are quoted;

  •
  in privately negotiated transactions;

  •
  through put and call transactions;

  •
  through short sales, which may have a depressive effect on the price of our stock;

  •
  through a combination of such methods of sale;

  •
  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  directly to purchasers, including institutional investors;

  •
  to a broker-dealer, as principal, for resale by the broker-dealer for its account;

  •
  through remarketing firms;

  •
  through a firm commitment underwritten public offering; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may sell their securities at prevailing market prices or at privately negotiated prices. The selling stockholders may use brokers, underwriters, dealers or agents to sell their securities. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the securities for whom such persons may act as agent, or to whom they may sell as a principal, or both.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of securities, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may also engage in short sales of securities and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover the short sales.

        The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any commissions they receive and any profit they realize on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving securities against certain liabilities, including liabilities arising under the Securities Act.

        The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Regulation M's prohibition on purchases may include purchases to cover short positions by the selling stockholders, and a selling stockholder's failure to cover a short position at a lender's request and subsequent purchases by the lender in the open market of securities to cover such short positions, may be deemed to constitute an inducement to buy securities, which is prohibited by Regulation M. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We are not aware of whether the selling stockholders have entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of their securities, nor are we aware that there is an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling stockholders.

        Selling stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

        Following notification by a selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number or amount of securities involved;

  •
  the initial price at which these securities were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  any other facts material to the transactions.

        This registration statement on Form S-3 shall remain effective for a period ending on the earlier of one-year from the effective date of this registration statement, or such time as all securities being sold pursuant to this registration statement cease to be eligible registrable securities under the registration rights agreement into which we have entered with the selling stockholders.

EXPERTS

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from NorthWestern Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to a restatement to revise the Consolidated Statements of Cash Flows described in Note 25, the emergence from bankruptcy and adoption of fresh-start reporting in 2004 described in Notes 1 and 3, the change in the method of accounting for asset retirement obligations in 2003 described in Note 7, and the change in the method of accounting for goodwill and other intangible assets in 2002 described in Note 8, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness identified), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINION

        For purposes of this offering, Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota, is giving its opinion on the validity of the securities.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, covering the securities that the selling stockholders are offering for sale. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

        We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov or on our website at http://northwesternenergy.com. However, the information on our website does not constitute a part of this prospectus.

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which we have already filed with the SEC:

  •
  Amended Annual Report on Form 10-K/A for the year ended December 31, 2004;

  •
  Current Reports on Form 8-K filed on January 28, 2005, March 21, 2005, April 1, 2005, April 26, 2005, May 9, 2005, May 24, 2005, June 14, 2005, and July 5, 2005;

  •
  Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005;

  •
  Form 8-A filed on November 2, 2004; and

  •
  All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: NorthWestern Corporation, 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104, Attention: Corporate Secretary (605) 978-2908.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses (other than underwriting discounts) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts are estimates except for the registration fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Registration fee	$59,679
Printing expenses	18,000
Legal fees and expenses	48,000
Accounting fees and expenses	20,000
Transfer agent fees and expenses	5,000
Miscellaneous	4,321

Total:	$155,000

Item 15. Indemnification of Directors and Officers.

        Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except

  •
  for any breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        Our Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the DGCL.

        Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. We maintain a policy insuring our directors and officers and directors and officers of our subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.

Restated Certificate of Incorporation

        Our Second Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except for liability

  •
  for breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law under Section 174 of the DGCL relating to the payment of dividends or the approval of stock repurchases that are illegal; or

  •
  for any transaction from which the director derived any improper personal benefit.

Bylaws

        Our Bylaws provide that to the extent permitted by law, we shall indemnify any person, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was or is one of our officers or directors or an officer or director of another entity at our request. Our Bylaws further provide that we shall reimburse any director or officer for expenses, including attorneys fees, incurred by her or him in defending any civil, criminal, administrative or investigative action, suit or proceeding to the extent that such director or officer is successful on the merits in defense of any such action. Additionally, our Bylaws provide that we shall pay expenses incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by us against such expenses.

Indemnification Agreements

        Pursuant to the employment agreement with one of our executive officers, we have agreed to indemnify such officer to the fullest extent permitted by the DGCL, and to advance reasonable expenses, if such executive officer becomes a party to or, witness or other participant in any threatened, pending or completed action, suit or proceeding, by reason of any occurrence related to the fact that the person was one of our officers, provided however, that we shall not be required to defend and hold harmless such executive officer for any such losses, claims, damages, liabilities or expenses which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such executive officer.

        We and the selling stockholders have agreed to indemnify each other and each other's controlling persons, as applicable, against certain liabilities under the Securities Act in connection with this registration statement.

Item 16. Exhibits.

  (a)
  The following are exhibits to this registration statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1(a)**
Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.1 of NorthWestern Corporation's Current Report on Form 8-K, dated October 20, 2004, Commission File No. 0-692)
2.1(b)**
Order Confirming the Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.2 of NorthWestern Corporation's Current Report on Form 8-K, dated October 20, 2004, Commission File No. 0-692)
4.1(a)**
General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(a) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692)
4.1(b)**
Supplemental Indenture, dated as of August 15, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692)
4.1(c)**
Supplemental Indenture, dated as of August 1, 1995, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692)
4.1(d)**
Supplemental Indenture, dated as of November 1, 2004, by and between NorthWestern Corporation (formerly known as Northwestern Public Service Company) and JPMorgan Chase Bank (successor by merger to The Chase Manhattan Bank (National Association)), as Trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 (incorporated by reference to Exhibit 4.5 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.2(a)**
Indenture, dated as of November 1, 2004, between NorthWestern Corporation and U.S. Bank National Association, as trustee agent (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.2(b)**
Supplemental Indenture No. 1, dated as of November 1, 2004, by and between NorthWestern Corporation and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.2(c)**
Registration Rights Agreement, dated as of November 1, 2004, between NorthWestern Corporation, as Issuer, and Credit Suisse First Boston LLC and Lehman Brothers Inc., as representatives of the several initial purchasers (incorporated by reference to Exhibit 4.3 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)

4.3(a)**
Sale Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Mercer County, North Dakota, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(1) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)
4.3(b)**
Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993A (incorporated by reference to Exhibit 4(b)(2) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)
4.3(c)**
Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993B (incorporated by reference to Exhibit 4(b)(3) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)
4.3(d)**
Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and the City of Salix, Iowa, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(4) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)
4.3(e)**
Loan Agreement, dated as of May 1, 1993, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(e) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(f)**
1993A First Supplemental Loan Agreement, dated as of September 21, 2001, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(f) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(g)**
Assumption Agreement of The Montana Power, LLC to Bank One, as Trustee, dated as of February 13, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(g) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(h)**
Assignment and Assumption Agreement (PCRB 1993A Loan Agreement), between NorthWestern Energy, LLC, as Assignor, and NorthWestern Corporation, as Assignee, dated as of November 15, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(h) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692.
4.3(i)**
Loan Agreement, dated as of December 1, 1993, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993B due 2023 (incorporated by reference to Exhibit 4.4(i) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)

4.3(j)**
1993B First Supplemental Loan Agreement, dated as of September 21, 2001, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(j) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(k)**
Assumption Agreement of The Montana Power, LLC to Bank One, as Trustee, dated as of February 13, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993B due 2023 (incorporated by reference to Exhibit 4.4(k) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(l)**
Assignment and Assumption Agreement (PCRB 1993B Loan Agreement), between NorthWestern Energy, LLC, as Assignor, and NorthWestern Corporation, as Assignee, dated as of November 15, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(l) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.4(a)**
First Mortgage and Deed of Trust, dated as of October 1, 1945, by The Montana Power Company in favor of Guaranty Trust Company of New York and Arthur E. Burke, as trustees (incorporated by reference to Exhibit 7(e) of The Montana Power Company's Registration Statement, Commission File No. 002-05927)
4.4(b)**
Thirteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1991 (incorporated by reference to Exhibit 4(a)-14 of The Montana Power Company's Registration Statement on Form S-3, dated December 16, 1992, Commission File No. 033-55816)
4.4(c)**
Fourteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of January 1, 1993 (incorporated by reference to Exhibit 4(c) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576)
4.4(d)**
Fifteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of March 1, 1993 (incorporated by reference to Exhibit 4(d) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576)
4.4(e)**
Sixteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of May 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated September 13, 1993, Commission File No. 033-50235)
4.4(f)**
Seventeenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739)
4.4(g)**
Eighteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of August 5, 1994 (incorporated by reference to Exhibit 99(b) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739)

4.4(h)**
Nineteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 16, 1999 (incorporated by reference to Exhibit 99 of The Montana Power Company's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-04566)
4.4(i)**
Twentieth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 1, 2001 (incorporated by reference to Exhibit 4(u) of NorthWestern Energy, LLC's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276)
4.4(j)**
Twenty-first Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 13, 2002 (incorporated by reference to Exhibit 4(v) of NorthWestern Energy, LLC's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276)
4.4(k)**
Twenty-second Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 15, 2002 (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation's Current Report on Form 8-K, dated February 10, 2003, Commission File No. 0-692)
4.4(l)**
Twenty-third Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 1, 2002 (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation's Current Report on Form 8-K, dated February 10, 2003, Commission File No. 0-692)
4.4(m)**
Twenty-Fourth Supplemental Indenture, dated as of November 1, 2004, between NorthWestern Corporation and The Bank of New York and MaryBeth Lewicki, (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.5(a)**
Natural Gas Funding Trust Indenture, dated as of December 22, 1998, between MPC Natural Gas Funding Trust, as Issuer, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.7(a) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(b)**
Natural Gas Funding Trust Agreement, dated as of December 11, 1998, among The Montana Power Company, Wilmington Trust Company, as Trustee, and the Beneficiary Trustees party thereto (incorporated by reference to Exhibit 4.7(b) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(c)**
Transition Property Purchase and Sale Agreement, dated as of December 22, 1998, between MPC Natural Gas Funding Trust and The Montana Power Company (incorporated by reference to Exhibit 4.7(c) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(d)**
Transition Property Servicing Agreement, dated as of December 22, 1998, between MPC Natural Gas Funding Trust and The Montana Power Company (incorporated by reference to Exhibit 4.7(d) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(e)**
Assumption Agreement regarding the Transition Property Purchase Agreement and the Transition Property Servicing Agreement, dated as of February 13, 2002, by The Montana Power, LLC to MPC Natural Gas Funding Trust (incorporated by reference to Exhibit 4.7(e) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)

4.5(f)**
Assignment and Assumption Agreement (Natural Gas Transition Documents), dated as of November 15, 2002, by and between NorthWestern Energy, LLC, as assignor, and NorthWestern Corporation, as assignee (incorporated by reference to Exhibit 4.7 (f) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.6(a)***	Registration Rights Agreement, dated November 1, 2004, among NorthWestern Corporation and each of the persons identified on Exhibit A thereto
5.1	Opinion of Leonard, Street and Deinard Professional Association
23.1	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1***	Power of Attorney

*
To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if applicable, and incorporated herein by reference.

**
Incorporated by reference.

***
Previously filed.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, bylaw or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, NorthWestern Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sioux Falls, State of South Dakota, on July 15, 2005.

NorthWestern Corporation
By:	/s/ MICHAEL J. HANSON Michael J. Hanson President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and dates indicated.

Signature	Title	Date

* E. Linn Draper, Jr.	Chairman of the Board	July 15, 2005
/s/ MICHAEL J. HANSON Michael J. Hanson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2005
* Brian B. Bird	Chief Financial Officer (Principal Financial Officer)	July 15, 2005
/s/ KENDALL G. KLIEWER Kendall G. Kliewer	Controller (Principal Accounting Officer)	July 15, 2005
* Stephen P. Adik	Director	July 15, 2005
* Julia L. Johnson	Director	July 15, 2005
* Jon S. Fossel	Director	July 15, 2005
* Philip L. Maslowe	Director	July 15, 2005
*By	/s/ KENDALL G. KLIEWER Kendall G. Kliewer Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1(a)**
Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.1 of NorthWestern Corporation's Current Report on Form 8-K, dated October 20, 2004, Commission File No. 0-692)
2.1(b)**
Order Confirming the Second Amended and Restated Plan of Reorganization of NorthWestern Corporation (incorporated by reference to Exhibit 2.2 of NorthWestern Corporation's Current Report on Form 8-K, dated October 20, 2004, Commission File No. 0-692)
4.1(a)**
General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(a) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692)
4.1(b)**
Supplemental Indenture, dated as of August 15, 1993, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 16, 1993, Commission File No. 0-692)
4.1(c)**
Supplemental Indenture, dated as of August 1, 1995, from NorthWestern Corporation to The Chase Manhattan Bank (National Association), as Trustee (incorporated by reference to Exhibit 4(b) of NorthWestern Corporation's Current Report on Form 8-K, dated August 30, 1995, Commission File No. 0-692)
4.1(d)**
Supplemental Indenture, dated as of November 1, 2004, by and between NorthWestern Corporation (formerly known as Northwestern Public Service Company) and JPMorgan Chase Bank (successor by merger to The Chase Manhattan Bank (National Association)), as Trustee under the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 (incorporated by reference to Exhibit 4.5 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.2(a)**
Indenture, dated as of November 1, 2004, between NorthWestern Corporation and U.S. Bank National Association, as trustee agent (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.2(b)**
Supplemental Indenture No. 1, dated as of November 1, 2004, by and between NorthWestern Corporation and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.2(c)**
Registration Rights Agreement, dated as of November 1, 2004, between NorthWestern Corporation, as Issuer, and Credit Suisse First Boston LLC and Lehman Brothers Inc., as representatives of the several initial purchasers (incorporated by reference to Exhibit 4.3 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.3(a)**
Sale Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Mercer County, North Dakota, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(1) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)

4.3(b)**
Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993A (incorporated by reference to Exhibit 4(b)(2) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)
4.3(c)**
Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and Grant County, South Dakota, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993B (incorporated by reference to Exhibit 4(b)(3) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)
4.3(d)**
Loan Agreement, dated as of June 1, 1993, between NorthWestern Corporation and the City of Salix, Iowa, related to the issuance of Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series 1993 (incorporated by reference to Exhibit 4(b)(4) of NorthWestern Corporation's Quarterly Report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692)
4.3(e)**
Loan Agreement, dated as of May 1, 1993, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(e) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(f)**
1993A First Supplemental Loan Agreement, dated as of September 21, 2001, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(f) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(g)**
Assumption Agreement of The Montana Power, LLC to Bank One, as Trustee, dated as of February 13, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(g) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(h)**
Assignment and Assumption Agreement (PCRB 1993A Loan Agreement), between NorthWestern Energy, LLC, as Assignor, and NorthWestern Corporation, as Assignee, dated as of November 15, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(h) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692.
4.3(i)**
Loan Agreement, dated as of December 1, 1993, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993B due 2023 (incorporated by reference to Exhibit 4.4(i) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(j)**
1993B First Supplemental Loan Agreement, dated as of September 21, 2001, between The Montana Power Company and the City of Forsyth, Montana, related to the issuance of City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(j) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)

4.3(k)**
Assumption Agreement of The Montana Power, LLC to Bank One, as Trustee, dated as of February 13, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993B due 2023 (incorporated by reference to Exhibit 4.4(k) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.3(l)**
Assignment and Assumption Agreement (PCRB 1993B Loan Agreement), between NorthWestern Energy, LLC, as Assignor, and NorthWestern Corporation, as Assignee, dated as of November 15, 2002, related to the City of Forsyth Pollution Control Revenue Bonds Series 1993A due 2023 (incorporated by reference to Exhibit 4.4(l) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.4(a)**
First Mortgage and Deed of Trust, dated as of October 1, 1945, by The Montana Power Company in favor of Guaranty Trust Company of New York and Arthur E. Burke, as trustees (incorporated by reference to Exhibit 7(e) of The Montana Power Company's Registration Statement, Commission File No. 002-05927)
4.4(b)**
Thirteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1991 (incorporated by reference to Exhibit 4(a)-14 of The Montana Power Company's Registration Statement on Form S-3, dated December 16, 1992, Commission File No. 033-55816)
4.4(c)**
Fourteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of January 1, 1993 (incorporated by reference to Exhibit 4(c) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576)
4.4(d)**
Fifteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of March 1, 1993 (incorporated by reference to Exhibit 4(d) of The Montana Power Company's Registration Statement on Form S-8, dated June 17, 1993, Commission File No. 033-64576)
4.4(e)**
Sixteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of May 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated September 13, 1993, Commission File No. 033-50235)
4.4(f)**
Seventeenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 1, 1993 (incorporated by reference to Exhibit 99(a) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739)
4.4(g)**
Eighteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of August 5, 1994 (incorporated by reference to Exhibit 99(b) of The Montana Power Company's Registration Statement on Form S-3, dated December 5, 1994, Commission File No. 033-56739)
4.4(h)**
Nineteenth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of December 16, 1999 (incorporated by reference to Exhibit 99 of The Montana Power Company's Annual Report on Form 10-K for the year ended December 31, 2000, Commission File No. 001-04566)
4.4(i)**
Twentieth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 1, 2001 (incorporated by reference to Exhibit 4(u) of NorthWestern Energy, LLC's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276)

4.4(j)**
Twenty-first Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 13, 2002 (incorporated by reference to Exhibit 4(v) of NorthWestern Energy, LLC's Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 001-31276)
4.4(k)**
Twenty-second Supplemental Indenture to the Mortgage and Deed of Trust, dated as of November 15, 2002 (incorporated by reference to Exhibit 4.1 of NorthWestern Corporation's Current Report on Form 8-K, dated February 10, 2003, Commission File No. 0-692)
4.4(l)**
Twenty-third Supplemental Indenture to the Mortgage and Deed of Trust, dated as of February 1, 2002 (incorporated by reference to Exhibit 4.2 of NorthWestern Corporation's Current Report on Form 8-K, dated February 10, 2003, Commission File No. 0-692)
4.4(m)**
Twenty-Fourth Supplemental Indenture, dated as of November 1, 2004, between NorthWestern Corporation and The Bank of New York and MaryBeth Lewicki, (incorporated by reference to Exhibit 4.4 of NorthWestern Corporation's Current Report on Form 8-K, dated November 1, 2004, Commission File No. 0-692)
4.5(a)**
Natural Gas Funding Trust Indenture, dated as of December 22, 1998, between MPC Natural Gas Funding Trust, as Issuer, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.7(a) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(b)**
Natural Gas Funding Trust Agreement, dated as of December 11, 1998, among The Montana Power Company, Wilmington Trust Company, as Trustee, and the Beneficiary Trustees party thereto (incorporated by reference to Exhibit 4.7(b) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(c)**
Transition Property Purchase and Sale Agreement, dated as of December 22, 1998, between MPC Natural Gas Funding Trust and The Montana Power Company (incorporated by reference to Exhibit 4.7(c) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(d)**
Transition Property Servicing Agreement, dated as of December 22, 1998, between MPC Natural Gas Funding Trust and The Montana Power Company (incorporated by reference to Exhibit 4.7(d) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(e)**
Assumption Agreement regarding the Transition Property Purchase Agreement and the Transition Property Servicing Agreement, dated as of February 13, 2002, by The Montana Power, LLC to MPC Natural Gas Funding Trust (incorporated by reference to Exhibit 4.7(e) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.5(f)**
Assignment and Assumption Agreement (Natural Gas Transition Documents), dated as of November 15, 2002, by and between NorthWestern Energy, LLC, as assignor, and NorthWestern Corporation, as assignee (incorporated by reference to Exhibit 4.7 (f) of the Company's Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-692)
4.6(a)***	Registration Rights Agreement, dated November 1, 2004, among NorthWestern Corporation and each of the persons identified on Exhibit A thereto
5.1	Opinion of Leonard, Street and Deinard Professional Association

23.1	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1***	Power of Attorney

*
To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if applicable, and incorporated herein by reference.

**
Incorporated by reference.

***
Previously filed.

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CALCULATION OF REGISTRATION FEE
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Reorganization
Fresh-Start Reporting
Recent Developments
Risk Factors
The Offering
Use of Proceeds
Nasdaq National Market Symbols
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINION
WHERE YOU CAN FIND MORE INFORMATION
PART II Information Not Required In Prospectus
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX